MA SOC Filing Number: 201531420200 Date: 5/8/2015 5:16:00 PM

THE COMMONWEALTH OF MASSACHUSETTS I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on: WILLIAM FRANCIS GALVIN Secretary of the Commonwealth May 08, 2015 05:16 PM MA SOC Filing Number: 201531420200 Date: 5/8/2015 5:16:00 PM